EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century REIT, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of New Century REIT, Inc., filed under Rule 462(b), which incorporates by reference registration statement on Form S-4 no. 333-114709 of New Century REIT, Inc., of our report dated April 20, 2004, with respect to the consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

September 30, 2004